As filed with the U.S. Securities and Exchange Commission on June 18, 2026

File No. 333-294393

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No. ___

Post-Effective Amendment No. 1

(Check appropriate box or boxes)

GUGGENHEIM FUNDS TRUST

(Exact Name of Registrant as Specified in Charter)

702 King Farm Boulevard, Suite 200

Rockville, Maryland 20850

(Address of Principal Executive Offices)

(301) 296-5100

(Registrant’s Telephone Number)

Amy J. Lee, Vice President and Chief Legal Officer

702 King Farm Boulevard, Suite 200

Rockville, MD 20850

(Name and Address of Agent for Service)

With a copy to:

Julien Bourgeois, Esq.

Dechert LLP

1900 K Street, NW

Washington, DC 20006

(202) 261-3451

No filing fee is required because the Registrant is relying on Section 24(f) of the Investment Company Act of 1940, as amended, pursuant to which it has previously registered an indefinite number of shares.

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

The Parts A and B of the Registrant’s Registration Statement on Form N-14 (File No.  333-294393), filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2026, are incorporated herein by reference. The definitive versions of Parts A and B were filed with the SEC on April 17, 2026 pursuant to Rule 497 under the Securities Act of 1933, as amended. Capitalized terms not otherwise defined herein have the meanings ascribed to them in Parts A and B of the Registrant’s Registration Statement on Form N-14.

This Post-Effective Amendment is being filed solely for the purpose of filing (i) the final Agreement and Plan of Reorganization between Guggenheim Strategy Fund II, on behalf of Guggenheim Strategy Funds Trust, and Guggenheim Ultra Short Income ETF, on behalf of Guggenheim Funds Trust, as Exhibit No. (4) to this Registration Statement on Form N-14; and (ii) the final opinion and consent of Dechert LLP regarding tax matters for the Reorganization as Exhibit No. (12) to this Registration Statement on Form N-14.

PART C.

OTHER INFORMATION

Item 15.	Indemnification

Article VII, Section III of the Registrant’s Amended and Restated Declaration of Trust, which was filed with the Registrant’s Post-Effective Amendment No. 282 on January 28, 2021, provides for indemnification of the Trustees, officers, employees and other agents of the Registrant who are parties pursuant to any proceeding by reason of their actions performed in their scope of service on behalf of the Trust.

A policy of insurance covering Guggenheim Funds Distributors, LLC, the Registrant and certain other registrants advised by GPIM, or an affiliate of GPIM insures the Registrant’s trustees and officers against liability arising by reason of an alleged breach of duty caused by any negligent act, error or accidental omission in the scope of their duties. The independent trustees are also covered under a joint independent directors liability (“IDL”) insurance policy that covers the independent trustees of the other registrants.

Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (“1933 Act”), may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.	Exhibits

(1)	(a)	Amended and Restated Declaration of Trust dated August 27, 2020. - Previously filed with Post-Effective Amendment No. 282 to Registration Statement 2-19458 (filed January 28, 2021).*

	(b)	Certificate of Trust dated November 8, 2013. - Previously filed with Post-Effective Amendment No. 282 to Registration Statement 2-19458 (filed January 28, 2021).*

	(c)	Amended and Restated Declaration of Trust - Schedule A dated November 21, 2024 (filed January 28, 2025).*

(2)	(a)	Amended and Restated By-Laws dated August 27, 2020. - Previously filed with Post-Effective Amendment No. 282 to Registration Statement 2-19458 (filed January 28, 2021).*

(3)		Not applicable

(4)		Agreement and Plan of Reorganization – Filed herewith.

(5)		See the Amended and Restated Declaration of Trust (Exhibit 1 above) and the By-Laws (Exhibit 2 above)

(6)	(a)	Investment Advisory Agreement with Guggenheim Partners Investment Management, LLC dated January 27, 2014, with respect to Guggenheim Floating Rate Strategies Fund, Guggenheim Macro Opportunities Fund and Guggenheim Total Return Bond Fund - Previously filed with Post-Effective Amendment No. 138 to Registration Statement 2-19458 (filed January 28, 2014).*

	(b)	Investment Advisory Agreement with Guggenheim Partners Investment Management, LLC dated January 27, 2014, with respect to Guggenheim Limited Duration Fund - Previously filed with Post-Effective Amendment No. 138 to Registration Statement 2-19458 (filed January 28, 2014).*

	(c)	Amendment to Investment Advisory Agreement with Guggenheim Partners Investment Management, LLC dated November 16, 2016, with respect to Guggenheim Total Return Bond Fund, Guggenheim Macro Opportunities Fund and Guggenheim Floating Rate Strategies Fund - Previously filed with Post-Effective Amendment No. 213 to Registration Statement 2-19458 (filed January 27, 2017).*

	(d)	Second Amendment to Investment Advisory Agreement with Guggenheim Partners Investment Management, LLC dated November 20, 2017, with respect to Guggenheim Total Return Bond Fund - Previously filed with Post-Effective Amendment No. 241 to Registration Statement 2-19458 (filed January 29, 2018).*

	(e)	Amendment to Investment Advisory Agreement with Guggenheim Partners Investment Management, LLC dated November 20, 2017, with respect to Guggenheim Limited Duration Fund - Previously filed with Post-Effective Amendment No. 241 to Registration Statement 2-19458 (filed January 29, 2018).*

	(f)	Investment Advisory Agreement with Guggenheim Partners Investment Management, LLC dated November 16, 2018, with respect to Guggenheim Ultra Short Duration Fund - Previously filed with Post-Effective Amendment No. 261 to Registration Statement 2-19458 (filed December 13, 2018).*

	(g)	Investment Advisory Agreement with Guggenheim Partners Investment Management, LLC with respect to Guggenheim Active INvestment Series (GAINS) - Core Plus Fund and Guggenheim Active INvestment Series (GAINS) - Limited Duration Fund - Previously filed with Post-Effective Amendment No. 295 to Registration Statement 2-19458 (filed August 13, 2024).*

	(h)	Amended and Restated Investment Advisory Agreement with Guggenheim Partners Investment Management, LLC dated November 29, 2024 with respect to Guggenheim High Yield Fund, Guggenheim Core Bond Fund and Guggenheim Municipal Income Fund (filed January 28, 2025).*

	(i)	Investment Management Agreement with Guggenheim Partners Investment Management, LLC dated February 26, 2026 with respect to Guggenheim Investment Grade CLO ETF, Guggenheim Securitized Income ETF and Guggenheim Ultra Short Income ETF – Previously filed with the Registration Statement on Form N-14 (filed March 18, 2026).*

(7)	(a)	Distribution Agreement dated January 27, 2014 - Previously filed with Post-Effective Amendment No. 138 to Registration Statement 2-19458 (filed January 28, 2014).*

	(b)	Form of Underwriter-Dealer Agreement - Previously filed with Post-Effective Amendment No. 112 to Registration Statement 2-19458 (filed November 13, 2009).*

	(c)	Distribution Agreement dated February 26, 2026 with respect to Guggenheim Investment Grade CLO ETF, Guggenheim Securitized Income ETF and Guggenheim Ultra Short Income ETF – Previously filed with the Registration Statement on Form N-14 (filed March 18, 2026).*

(8)	Not applicable

(9)	(a)	Custodian Agreement - The Bank of New York Mellon dated December 15, 2025 – Previously filed with Post-Effective Amendment No. 303 to Registration Statement 2-19458 (filed January 28, 2026).*

	(b)	Foreign Custody Manager Agreement - The Bank of New York Mellon dated December 15, 2025 – Previously filed with Post-Effective Amendment No. 303 to Registration Statement 2-19458 (filed January 28, 2026).*

	(c)	Form of Amendment to Custody Agreement with The Bank of New York Mellon – Previously filed with the Registration Statement on Form N-14 (filed March 18, 2026).*

	(d)	Form of Amendment to Foreign Custody Manager Agreement with The Bank of New York Mellon – Previously filed with the Registration Statement on Form N-14 (filed March 18, 2026).*

(10)	(a)	Class A Distribution Plan dated January 27, 2014 - Previously filed with Post-Effective Amendment No. 138 to Registration Statement 2-19458 (filed January 28, 2014).*

	(b)	Amendment to Schedule A of Class A Distribution Plan dated November 30, 2018 - Previously filed with Post-Effective Amendment No. 261 to Registration Statement 2-19458 (filed December 13, 2018).*

	(c)	Class B Distribution Plan dated January 27, 2014 - Previously filed with Post-Effective Amendment No. 138 to Registration Statement 2-19458 (filed January 28, 2014).*

	(d)	Class C Distribution Plan dated January 27, 2014 - Previously filed with Post-Effective Amendment No. 138 to Registration Statement 2-19458 (filed January 28, 2014).*

	(e)	Amendment to Exhibit A of Class C Distribution Plan dated November 17, 2015 - Previously filed with Post-Effective Amendment No. 185 to Registration Statement 2-19458 (filed November 17, 2015).*

	(f)	Class P Distribution Plan dated February 10, 2015 - Previously filed with Post-Effective Amendment No. 174 to Registration Statement 2-19458 (filed May 1, 2015).*

	(g)	Amendment to Schedule A of Class P Distribution Plan dated November 30, 2018 - Previously filed with Post-Effective Amendment No. 261 to Registration Statement 2-19458 (filed December 13, 2018).*

	(h)	Form of Specimen copy of Shareholder Service Agreement - Previously filed with Post-Effective Amendment No. 113 to Registration Statement 2-19458 (filed January 29, 2010).*

	(i)	Amended and Restated Multiple Class Plan dated February 10, 2015 - Previously filed with Post-Effective Amendment No. 174 to Registration Statement 2-19458 (filed May 1, 2015).*

	(j)	Distribution and Servicing Plan dated February 26, 2026 with respect to Guggenheim Investment Grade CLO ETF, Guggenheim Securitized Income ETF and Guggenheim Ultra Short Income ETF – Previously filed with the Registration Statement on Form N-14 (filed March 18, 2026).*

(11)	Opinion and consent of Dechert LLP – Previously filed with the Registration Statement on Form N-14 (filed March 18, 2026).*

(12)	Tax Opinion – Filed herewith.

(13)	(a)	Amended and Restated Expense Limitation Agreement - Guggenheim Partners Investment Management LLC dated December 15, 2025 - Previously filed with Post-Effective Amendment No. 303 to Registration Statement 2-19458 (filed January 28, 2026).*

	(b)	Amended and Restated Expense Limitation Agreement with respect to Guggenheim Active INvestment Series (GAINS) - Core Plus Fund and Guggenheim Active INvestment Series (GAINS) - Limited Duration Fund - Guggenheim Partners Investment Management, LLC dated December 15, 2025 - Previously filed with Post-Effective Amendment No. 303 to Registration Statement 2-19458 (filed January 28, 2026).*

	(c)	Amended and Restated Transfer Agency Agreement dated October 24, 2022 - Previously filed with Post-Effective Amendment No. 285 to Registration Statement 2-19548 (filed January 27, 2023).*

	(d)	Amended and Restated Transfer Agency Agreement - Schedule A - Previously filed with Post-Effective Amendment No. 295 to Registration Statement 2-19458 (filed August 13, 2024).*

	(e)	Form of Transfer Agency Agreement with respect to Guggenheim Investment Grade CLO ETF, Guggenheim Securitized Income ETF and Guggenheim Ultra Short Income ETF – Previously filed with the Registration Statement on Form N-14 (filed March 18, 2026).*

	(f)	Form of Authorized Participant Agreement – Previously filed with the Registration Statement on Form N-14 (filed March 18, 2026).*

	(g)	Open-End Fund Accounting and Administration Agreement dated December 15, 2025 – Previously filed with Post-Effective Amendment No. 303 to Registration Statement 2-19458 (filed January 28, 2026).*

	(h)	Form of Amendment to Fund Administration and Accounting Agreement with respect to Guggenheim Investment Grade CLO ETF, Guggenheim Securitized Income ETF and Guggenheim Ultra Short Income ETF – Previously filed with the Registration Statement on Form N-14 (filed March 18, 2026).*

	(i)	Fund of Funds Waiver Agreement - Guggenheim Partners Investment Management dated November 29, 2024 (filed January 28, 2025).*

	(j)	Form of Fund of Funds Agreement – Guggenheim Funds & Guggenheim Funds dated January 19, 2022 – Previously filed with Post-Effective Amendment No. 283 to Registration Statement 2-19458 (filed January 28, 2022).*

	(k)	Form of Fund of Funds Agreement – Acquired Fund – Previously filed with Post-Effective Amendment No. 283 to Registration Statement 2-19458 (filed January 28, 2022).*

	(l)	Form of Acquiring Fund Agreement - OEFs/ETFs dated January 19, 2022 - Previously filed with Post-Effective Amendment No. 283 to Registration Statement 2-19458 (filed January 28, 2022).*

	(m)	Form of Acquiring Fund Agreement - CEFs dated January 19, 2022 - Previously filed with Post Effective Amendment No. 283 to Registration Statement 2-19458 (filed January 28, 2022).*

	(n)	Affiliated Fund of Funds Waiver Agreement with respect to Guggenheim Investment Grade CLO ETF, Guggenheim Securitized Income ETF and Guggenheim Ultra Short Income ETF dated February 26, 2026 – Previously filed with the Registration Statement on Form N-14 (filed March 18, 2026).*

(14)	Consent of Registered Public Accounting Firm with respect to each Fund – Previously filed with the Registration Statement on Form N-14 (filed March 18, 2026).*

(15)	Not applicable

(16)	Powers of Attorney – Previously filed with the Registration Statement on Form N-14 (filed March 18, 2026).*

(17)	Not applicable

(18)	Not applicable

*	Incorporated by reference.

Item 17.	Undertakings

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the 1933 Act, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (“1933 Act”), this Post-Effective Amendment No. 1 to the registration statement has been signed on behalf of the Registrant, in the City of Chicago and State of Illinois, on the 18th day of June, 2026.

GUGGENHEIM FUNDS TRUST

By:	/s/ Brian E. Binder
Brian E. Binder, Chief Executive Officer and President (Principal Executive Officer)

Pursuant to the requirements of the 1933 Act, this Post-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the 18th day of June, 2026.

Angela Brock-Kyle*

Angela Brock-Kyle

Trustee

Thomas F. Lydon, Jr.*

Thomas F. Lydon, Jr.

Trustee

Ronald A. Nyberg*

Ronald A. Nyberg

Trustee

Sandra G. Sponem*

Sandra G. Sponem

Trustee

Ronald E. Toupin, Jr.*

Ronald E. Toupin, Jr.
Trustee

GUGGENHEIM FUNDS TRUST
By:	/s/ Amy J. Lee Amy J. Lee, Trustee, Vice President, Chief Legal Officer and Attorney-In-Fact for the Trustees Whose Names Appear Opposite
By:	/s/ James M. Howley James M. Howley, Chief Financial Officer, Treasurer and Chief Accounting Officer (Principal Financial and Accounting Officer)

By:	/s/ Brian E. Binder Brian E. Binder, President and Chief Executive Officer (Principal Executive Officer)

*Signed by Attorney-In-Fact pursuant to powers of attorney previously filed with the Registration Statement on Form N-14 on March 18, 2026.

EXHIBIT LIST

(4)	Agreement and Plan of Reorganization

(12)	Tax Opinion